LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this "Agreement") is made and entered into as of February 22, 2024 (the "Effective Date"), by and between AllFi Technologies, Inc., a Delaware corporation ("Licensor"), and AllFi Holdings LLC, a Wyoming limited liability company ("Licensee") (collectively, the "Parties," or each, individually, a "Party").

Recitals

WHEREAS, pursuant to the terms of that certain Intellectual Property Assignment Agreement, dated as of October 2, 2023, by and between AllFi Holdings LLC and AllFi Technologies, Inc., attached hereto as Exhibit A (the "IP Assignment"), AllFi Holdings LLC conveyed to AllFi Technologies, Inc. all of its right, title, and interest in and to the Assigned IP (as defined therein); and

WHEREAS, Licensor desires to license to Licensee the Assigned IP on the terms and subject to the conditions as provided herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Agreement

1. Certain Defined Terms. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the IP Assignment.

2. License.

2.1 License Grant. Licensor hereby grants to Licensee during the Term an exclusive, worldwide, royalty-bearing, non-transferable (except as provided in Section 9), non-sublicensable (except as provided in Section 2.2) license to the Assigned IP.

2.2 Sublicensing. Licensee may not grant sublicenses under this Agreement without prior written consent from Licensor, except that Licensee may grant a sublicense of any of its rights under this Agreement to one or more of its affiliates, without Licensor's prior written consent, provided that: (a) Licensee shall ensure that each sublicensee complies with the applicable terms and conditions of this Agreement; (b) any act or omission of a sublicensee that would be a material breach of this Agreement if performed by Licensee will be deemed to be a material breach by Licensee; and (c) each sublicense will terminate automatically effective as of the earlier of (i) termination of this Agreement under Section 8 and (ii) the date the sublicensee ceases to be an affiliate of Licensee.

2.3 Outsource Providers. Licensee may permit its suppliers, contractors, and consultants to exercise any or all of the rights and licenses granted to Licensee under Section 2.1 solely on behalf of, for the benefit of, and at the direction of Licensee (and not for the benefit of such suppliers, contractors, and consultants).

2.4 Not an Agent. Licensee shall not use the Assigned IP in such a way as to state that Licensee is or may be an agent or representative of Licensor or any of its affiliates, or is or may be in any way authorized or empowered to contract for, bind or commit Licensor or any affiliate of Licensor.

2.5 Reservation of Rights. Licensor hereby reserves all rights not expressly granted to Licensee under this Agreement. No license or rights are granted to Licensee by implication, estoppel, or otherwise, other than as expressly granted by Licensor under this Section 2.1.

2.6 Right to Purchase. If at any point during the Term of this Agreement, Licensee desires to Purchase the Assigned IP from Licensor, Licensee may do so, with Licensor's prior written consent (which consent is not to be unreasonably withheld), for a purchase price of $2,000,000.

3. Quality Control.

3.1 Use of the Licensed Mark. Licensee shall ensure that all uses of the Assigned IP under this Agreement comply with all applicable laws. Licensee shall use proper notice symbols and legends as may be required under applicable law to maintain the Assigned IP and Licensor's rights therein.

3.2 Approvals. Licensor acknowledges and agrees that all uses of the Assigned IP made by Licensee as of the Effective Date meet Licensor's quality standards and the other requirements set forth in this Section 3 and are hereby deemed approved by Licensor. Approval of any use by Licensee or any sublicensee of the Assigned IP, once given by Licensor, will continue in effect, without need for future approval, so long as Licensee's or the applicable sublicensee's use of the Assigned IP continues to be substantially consistent with such previously approved use. Licensor hereby agrees that Licensee may alter the logo's style as part of Licensee's use of the Assigned IP at its sole discretion.

4. Payments.

4.1 Royalty.

(a) Until such time as the Minimum Royalty Amount (as defined below) is paid by Licensee to Licensor, Licensee shall pay Licensor fifteen percent (15%) (the "Royalty Rate") of Licensee's net revenue earned.

(b) Licensee shall continue to pay Licensor a royalty at the rate of fifteen percent (15%) of Licensee's net revenue earned until Licensee has paid Licensor an aggregate royalty of $100,000 (One Hundred Thousand Dollars) (the "Minimum Royalty Amount").

(c) On and after the date on which the Minimum Royalty Amount has been paid in full by Licensee to Licensor, the Royalty Rate to be paid by Licensee to Licensor in accordance with this Section 4 shall be reduced thereafter to ten percent (10%) of any net revenues earned by Licensee.

For purposes of this Section 4.1, "net revenue" shall be calculated as any and all gross revenue earned by Licensee less any direct costs of goods sold for providing such product or service (*Example*: the gross revenue associated with a bank account load/offload equals $1.00 less the $0.49 fee charged by the bank for such transaction, would yield a "net revenue" of $0.51).

4.2 Payment Terms. Licensee shall make all payments due hereunder: (a) on or before the fifteenth (15th) day the month for royalties payable in the immediately preceding three months (quarter) ("Payment Due Date"); (b) in U.S. Dollars; (c) by wire transfer of immediately available funds to a bank account Licensor designates in writing from time to time; and (d) without deduction of exchange, collection, or other charges or withholding or other government-imposed fees or taxes. For the avoidance of doubt, the payment schedule is set forth below:

Period of Royalties	Payment Due Date
January 1 - March 31	April 15
April 1 - June 30	July 15
July 1 - September 30	October 15
October 1 - December 31	January 15

4.3 Royalty Reports. On or before the Payment Due Date for all payments to Licensor, Licensee shall submit to Licensor a written report setting forth its royalty calculation for the prior three months (quarter) in sufficient detail to permit confirmation of the accuracy of the royalty payment made.

4.4 Records and Audit.

(a) Licensee shall keep records in sufficient detail to verify the completeness and accuracy of any royalty report submitted under Section 4.3 and the calculation of payments due to Licensor hereunder. Licensee shall maintain such records for at least two years after the end of the payment date on which such payments become due.

(b) Licensor, at its sole expense, may at any time within two years after receiving any royalty report from Licensee, nominate an independent certified public accountant ("Auditor") to verify such royalty report and payments made to Licensor hereunder. Licensee shall give the Auditor access to Licensee's records kept in accordance with Section 4.4(a) upon reasonable notice to Licensee and during Licensee's normal business hours. All information and materials made available to the Auditor in connection with such audit will be deemed to be Licensee's Confidential Information. Licensor shall provide to Licensee a copy of the Auditor's audit report within five days of Licensor's receipt of the report. If the report shows that royalty payments made by Licensee are deficient, Licensee shall pay Licensor the deficient amount within 30 days after Licensee's receipt of the audit report. In addition, if the Auditor's report shows that royalty payments made by Licensee are deficient by 3% or more, Licensee shall reimburse Licensor for the expenses to perform such audit.

5. Ownership and Protection of the Licensed Mark.

5.1 Acknowledgment of Ownership. Licensor acknowledges that pursuant to this Agreement, Licensee will obtain all right, title, and interest in and to the Assigned IP. All use by Licensee, and all goodwill accruing therefrom, will inure to the benefit of Licensee.

5.2 Registration and Maintenance. Once the Assigned IP is registered with the USPTO, Licensee shall have the sole right, in its discretion and at its expense, to file, prosecute, and maintain all applications and registrations for the Assigned IP.

5.3 Enforcement. Licensee has the sole right, in its discretion, to bring any action or proceeding with respect to any such infringement, dilution, or other conflict and to control the conduct of any such action or proceeding (including any settlement thereof). Licensee will be entitled to retain any monetary recovery resulting from any such action or proceeding (including any settlement thereof) for its own account.

6. Indemnification. The Parties agree to indemnify and hold harmless each respective Party, its affiliates, and each of their respective employees, agents, stockholders, members, partners, officers and directors from and against any and all damage, loss, deficiency, assessment, charges, fines, penalties, interest, costs or expenses (including reasonable attorney's fees and other professionals' fees) (collectively,

"Losses"), to the extent relating to: (a) any breach of this Agreement by Licensee; (b) any claims or issues raised by U.S. governmental enforcement agencies or regulators related to this Agreement or the Assigned IP; or (c) use of any Assigned IP under this Agreement.

7. Disclaimer; Limitation of Liability.

7.1 Disclaimer. EACH PARTY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, IN CONNECTION WITH THIS AGREEMENT AND THE ASSIGNED IP, INCLUDING ANY WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, LICENSOR MAKES NO REPRESENTATION OR WARRANTY THAT ANY LICENSED MARK IS VALID OR THAT THE EXERCISE BY LICENSEE OF ANY RIGHTS GRANTED UNDER THIS AGREEMENT WILL NOT INFRINGE THE RIGHTS OF ANY PERSON.

7.2 Limitation of Liability. EXCEPT FOR LICENSEE'S LIABILITY FOR INDEMNIFICATION UNDER SECTION 6 AND LICENSEE'S OBLIGATION TO PAY ROYALTIES HEREUNDER WHEN DUE, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES RELATING TO THIS AGREEMENT OR USE OF THE ASSIGNED IP HEREUNDER.

8. Term and Termination.

8.1 Term. This Agreement begins on the Effective Date and will remain in force until terminated in accordance with Section 8.3 ("Term").

8.2 Termination. Either Party may terminate this Agreement immediately upon written notice to the other Party if such Party materially breaches this Agreement and fails to cure such breach within 60 days after receiving written notice thereof.

8.3 Effects of Termination; Survival. Upon expiration or termination of this Agreement, Licensee shall, and shall cause each sublicensee to, immediately: (a) cease all use of the Assigned IP; and (b) remove the Assigned IP from all web-based materials and any other electronic media in the possession or under the control of Licensee used for servicing, communication, sales, advertising, promotion, or marketing.

9. Assignment and Change of Control. Licensee may not assign or transfer any of its rights or obligations under this Agreement without Licensor's prior written consent. For purposes of the foregoing, any Change of Control of Licensee, other than in connection with an internal reorganization, will be deemed an assignment of its rights and obligations under this Agreement. "Change of Control" means the consummation of a transaction or series of transactions that results in any person, or more than one person acting as a group, acquiring ownership of the equity interests of Licensee that constitutes more than fifty percent (50%) of the total voting power of such Party. For clarity, the Parties intend that this Agreement and the licenses granted herein are of the type described in Section 365(c)(1) of the United States Bankruptcy Code and may not be assigned without the prior consent of Licensor. Any purported assignment or transfer in violation of this Section 9 will be void and of no force and effect.

10. General Provisions.

10.1 Notices. All notices, requests, or other communications required or permitted to be delivered hereunder shall be delivered in writing, in each case to the address specified below or to such other address as such Party may from time to time specify in writing in compliance with this provision. Notices if (i) mailed by certified or registered mail or sent by hand or overnight courier service notice shall be deemed to have been given when received; (ii) sent by facsimile during the recipient's normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient's business on the next business day); and (iii) sent by email shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return email, or other written acknowledgment).

If to Licensor:

AllFi Technologies, Inc.
23823 Malibu Road, Suite 50477
Malibu, CA 90265
Attention: Ron Levy
Email: Ron@TCC.co

If to Licensee:

AllFi Holdings LLC
2001 Duncan Drive, Suite 604
Kennesaw, GA 30144
Attention: John Garner
Email: john.garner@agregatr.com

10.2 Force Majeure. Either Party shall be temporarily excused from performance under this Agreement if any force majeure, including but not limited to disaster, hurricane, fire, war, civil commotion, strike, labor shortage, slowdown or the unavailability of labor, governmental regulation, energy shortage, pandemic or, or other occurrence beyond the reasonable control of such Party should have happened and made it impossible for such Party to perform its obligations under this Agreement. In any such event, such Party's obligations under this Agreement shall be postponed for such time as their performance is suspended or delayed on account thereof.

10.3 Relationship of Parties. Except as specifically provided herein, neither Party shall act or represent or hold itself out as having authority to act as an agent or partner of the other Party, or in any way bind or commit the other Party to any obligations. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each Party hereto being individually responsible only for its obligations as set forth in this Agreement. All activities by Licensor or Licensee under the terms of this Agreement shall be carried on independently and as an independent contractor and not as an agent for any other Party.

10.4 Waiver and Amendments. This Agreement and any Exhibit hereto cannot be amended, supplemented, altered or otherwise modified, unless done so in a writing, signed by a duly authorized representative of all of the Parties. No provision of this Agreement shall be waived by either Party hereto, unless such waiver is in a writing, signed by a duly authorized representative of the Party against whom such waiver is sought to be enforced. A waiver by either Party of any breach or failure to comply with any

provision of this Agreement by the other Party shall not be construed as or constitute a continuing waiver of such provision or a waiver of any other breach of or failure to comply with any other provision of this Agreement.

10.5 No Third-Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended or shall be construed to confer upon or give to any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof ("Person"), other than the Parties and those Persons entitled to indemnification hereunder, any rights, remedies or other benefits under or by reason of this Agreement.

10.6 Entire Agreement. This Agreement constitutes the entire agreement with respect to the subject matter hereof, and supersedes all prior or contemporaneous discussions, negotiations, agreements and understandings (both written and oral) among the Parties with respect thereto.

10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to principles of conflicts of law. The Parties hereby irrevocably submit to the jurisdiction of the courts in the State of Nevada (state or federal) over any dispute arising out of this Agreement and agree that all claims in respect of such dispute or proceeding shall be heard and determined in any such court. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may have to the venue of any such dispute brought in any such court or any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees as an alternative method of service to service of process in any such proceeding to receiving copies thereof by mail to such Party at its address set forth in Section 9.1. All rights and remedies of each Party under this Agreement shall be cumulative and in addition to all other rights and remedies which may be available to the Party from time to time, whether under this Agreement or otherwise. EACH PARTY HERETO IRREVOCABLY AND ABSOLUTELY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH, ARISING UNDER OR RELATING TO THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

10.8 Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and are not intended to affect the meaning or interpretation of this Agreement. This Agreement reflects the mutual intent of the Parties and no rule of construction against the drafting party will apply. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term. The use of "including" or "include" shall in all cases herein mean "including, without limitation" or "include, without limitation," respectively. The use of "or" is not intended to be exclusive unless expressly indicated otherwise. Reference to any Person includes such Person's successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument shall mean such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Underscored references to Sections, clauses, Exhibits or Schedules shall refer to those portions of this Agreement. The use of the terms "hereunder," "hereof," "hereto" and words of similar import shall refer to this Agreement as a whole and not to any particular Section, paragraph or clause of, or Exhibit or Schedule to, this Agreement. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined.

10.9 Severability. With respect to any provision of this Agreement finally determined by a court of competent jurisdiction to be unenforceable, such court shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by applicable law, and the Parties shall abide by such court's determination. In the event that any provision of this Agreement cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

10.10 Counterparts. This Agreement may be executed in multiple separate counterparts, each of which shall be deemed to be an original, and all such separate counterparts shall constitute but one instrument. Signatures of the Parties transmitted by facsimile, PDF transmission or other electronic means shall be deemed to be their original signatures for all legal and other purposes.

[*Signature page follows*]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

LICENSOR:

AllFi Technologies, Inc.

By: ______________________________________
Name: Ron Levy
Title: Chief Executive Officer

LICENSEE:

AllFi Holdings LLC

By: ______________________________________
Name: John Garner
Title: Managing Member